UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2010

SOLUTIA INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State of Incorporation)

001-13255	43-1781797
(Commission File Number)	(IRS Employer Identification No.)

575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri	63166-6760
(Address of principal executive offices)	(Zip Code)

(314) 674-1000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 (e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2010 the Executive Compensation and Development Committee (the “ECDC”) of our board of directors took certain actions with respect to our 2010 annual incentive plan (the “2010 AIP”) and our Savings and Investment Restoration Plan which actions are described below.  Our annual incentive plan was approved by our shareholders at our annual meeting held in April 2010.  Virtually all of our employees participate in our AIP.  Our ECDC approves the design features of the annual incentive plan at the beginning of each calendar year.  According to the design approved by our ECDC for the 2010 AIP, total dollars available for the payment of annual bonuses are determined by a pool concept.  Each participant in the AIP has a target bonus level expressed as a percentage of the participant’s base pay.  The sum of all the target bonuses constitutes the total pool available for bonuses at a target level of performance.

The actual pool can then decrease or increase based upon performance of the Company against specific financial and strategic goals which are established at the beginning of the year by our ECDC. The maximum funding factor is 2x meaning that the maximum pool available to be paid out can not exceed two times the sum of all target bonuses.

The available bonus pool is then allocated to individual participants based on Company and individual performance.  Every participant's AIP award is comprised of a fixed portion and a discretionary portion. The fixed portion, expressed as a percentage of the participant’s target bonus opportunity, is based solely on Company performance adjusted by the funding factor discussed above. Accordingly, the fixed portion serves as a minimum bonus the participant is entitled to receive if the other eligibility criteria set forth in the AIP are satisfied. As approved by our ECDC, the fixed portion ranges from 50% for most participants to 75% for our Named Executive Officers.

The discretionary portion is based upon an assessment of the individual participant's performance and may range from $0 upwards. The maximum award an individual participant can receive (the sum of the fixed portion and the discretionary portion) is capped at 1.5 times the participant’s target bonus adjusted by the funding factor.

At its meeting on November 19, 2010, the ECDC reviewed the Company's actual performance through October and its forecasted performance for the last two months of the year against the financial and strategic goals established by the ECDC at the beginning of the year. Based upon this review, the ECDC determined that the Company's financial and strategic performance measures have been achieved at least at a 1.Yx funding factor.  Further, the ECDC determined that it is possible and reasonable to make an estimate of the total funding of the bonus pool for the year based upon actual performance year-to-date and the forecast for the last two months of the year. The ECDC determined that it is appropriate to approve partial payment of bonuses for 2010, not to exceed the 1.Yx funding factor. In approving the partial payment, the ECDC considered, among other factors, the outstanding financial performance of the Company in 2010 and the fact that the Company suspended the bonus program in 2009 and paid 2008 bonuses in a reduced amount.  Further, the ECDC determined that the best method of accomplishing this direction is to pay the fixed portion of the 2010 AIP awards based upon its assumption as to the total funding of the bonus pool for the year, subject to true up adjustment and claw-back at the time the balance of the 2010 AIP awards are paid.  The balance of the 2010 AIP awards shall be paid no later than March 15, 2011, after a review of full year actual financial and strategic performance and a determination of the final funding factor for the bonus pool.

Accordingly, on or about December 15, 2010, our Named Executive Officers will be paid their fixed portion of their 2010 AIP Award in the following amounts:

Name	Payment
Jeffry N. Quinn	$2,063,250
James M. Sullivan	$699,600
James R. Voss	$810,000
Robert T. DeBolt	$382,793
Paul J. Berra, III	$360,000

At the November 19, 2010 meeting, the ECDC also amended the Solutia Inc. Savings and Investment Restoration Plan (the “Plan”) to allow the Company, in its sole and absolute discretion and at any time it deems advisable, to credit any Participant’s account with an employer discretionary contribution in an amount it deems advisable.  The ECDC authorized the Company to make discretionary contributions for the benefit of eligible employees, including two of our Named Executive Officers, who did not elect to participate in the Plan for the 2010 calendar year but did elect to participate in the Plan for the 2011 calendar year and who would otherwise not be entitled to employer contributions attributable to the partial 2010 AIP payment to be made in the 2010 calendar year.  Discretionary contributions to the Plan accounts of Mr. Quinn and Mr. Voss in the amounts of $258,755 and $104,533, respectively shall be made on or about December 15, 2010.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

SOLUTIA INC.
(Registrant)
/s/ Paul J. Berra, III
Senior Vice President, General Counsel, Legal and Governmental Affairs

DATE:  November 26, 2010